Exhibit 10.8

November 15, 2013

Stephen H. Kay

Dear Steve,

Thanks for expressing interest in joining us at Roku, Inc. (the “Company”). It is clear that your experience, judgment, and leadership would be of enormous benefit to the Company.

Accordingly, I am pleased to offer you the position of Senior Vice President & General Counsel under the terms and conditions contained in the Appendix to this letter.

We face many exciting challenges and I have high expectations for the Company. I am confident that with your skills and experience, you can make a great contribution and will develop your own skills at the same time. I think you’ll find our Company to be a fun and exciting place to work. You’ll be working with a group of excellent, dedicated professionals producing innovative new consumer electronics products and services.

I’m looking forward to working with you!

Best Regards,

/s/ Anthony Wood
Anthony Wood
Chief Executive Officer
ROKU, INC.

Employment Terms Agreement

Roku, Inc. (“Roku” or the “Company”) is pleased to offer you employment with the Company. The following Employment Terms Agreement (the “Agreement”) sets forth the terms and conditions of your employment relationship with the Company.

1.	Position and Start Date.

a.	Position: Senior Vice President & General Counsel, reporting to Anthony Wood, Chief Executive Officer, working out of the Company’s office in Los Angeles, California. As the Company’s Senior Vice President & General Counsel, you shall serve as the chief legal and compliance officer of the Company and it subsidiaries, if any, as well as the corporate secretary of the Company. It is expected that you will travel to the Company’s office in Saratoga, California as appropriate for your position and you will attend most Roku Board meetings and Executive Staff meetings in person. The Company has the discretion to modify your position, duties, reporting relationship and office location from time to time, provided that, certain such changes may provide Good Reason for you to terminate your employment as set forth in this Agreement. Pursuant to paragraph 3.c hereof, Roku will reimburse you for your reasonable travel and lodging expenses incurred in connection with such travel.

b.	Start date: January 2, 2014.

2.	Compensation.

a.	Base Salary. You will be paid base salary at the initial annual rate of $500,000, less payroll deductions and all required withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy. Normal business hours are 9:00 a.m. to 5:00 p.m. Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments, and you are not eligible for overtime pay.

b.	Initial Option Grant. Subject to approval by the Company’s Board of Directors (the “Board”) on or prior to your start date, you will be granted an option to purchase 2,815,623 shares of the Company’s common stock on your start date with an exercise price equal to the current fair market value of the common stock on the date of grant (as determined by the Board) pursuant to the Company’s 2008 Equity Incentive Plan. Your initial option grant will vest as follows, subject to your continued service to the Company and the accelerated vesting provisions described below in connection with a Corporate Transaction: twenty-five percent (25%) of the shares subject to the option grant will vest on the first anniversary of your vesting commencement date (which shall be no later than your start date referred to in paragraph 1.b above), and the remaining seventy-five percent (75%) of the shares subject to the option grant will vest in thirty six (36) equal monthly installments thereafter, such that as of the fourth anniversary of the vesting commencement date the initial option grant will be fully vested. Your initial option grant will be governed in full by the terms of an option agreement (which shall reflect the terms set forth in this paragraph 2.b) and the Company’s 2008 Equity Incentive Plan.

Further, (i) upon the closing of a Corporate Transaction (as defined below), twenty five percent (25%) of the shares subject to your initial option grant shall vest immediately, and (ii) in the event that your employment is terminated without Cause (as defined below) by the Company or you terminate your employment for Good Reason (as defined below) (in either case, such termination occurring within twelve (12) months following a Corporate Transaction) then one hundred percent (100%) of the shares subject to your initial option grant that are still unvested shall vest immediately, subject to your signing, dating, returning to the Company, and allowing to become effective, a general release of all known and unknown claims in a form reasonably acceptable to the Company.

For purposes of this Agreement, the Company shall be deemed to have terminated your employment for “Cause” only in the event of a termination of your employment following: (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to, a charge that you have committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any other crime that results in or is intended to result in personal enrichment at the expense of the Company or any Affiliate (as defined herein); (ii) material breach by you of (A) any fully executed written agreement entered into between you and the Company or any Affiliate, including but not limited to this Agreement or the Employee Proprietary Information and Inventions Agreement by and between you and the Company, or (B) any written policy of the Company or an Affiliate which is applicable to you, in each case which breach is reasonably likely to cause material harm to the Company or an Affiliate; or (iii) your willful misconduct in connection with the performance of the duties and responsibilities of your position with the Company or your position with an Affiliate. In the event the Company determines that Cause for termination exists under clauses (ii), or (iii) hereof, and if such Cause is reasonably capable of being cured, the Company shall provide you with written notice of its intent to terminate for Cause and the basis therefor (which written notice must be provided within sixty (60) days after the first occurrence of such event giving rise to Cause), and you shall be given thirty (30) days to cure such ground for Cause. After the expiration of any such cure period, the Company shall provide you with an additional notice in writing as to whether you have cured such ground for termination for Cause. For purposes of this Agreement, “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, “Corporate Transaction” shall mean any consolidation or merger of the Company with or into any other corporation or other entity; or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or a sale, lease, exclusive, irrevocable license or other direct or indirect disposition of all or substantially all of the assets of the Company.

For purposes of this Agreement, you shall be deemed to have terminated your employment for “Good Reason” only in the event you terminate your employment following any of the following actions by the Company or a successor corporation or entity, taken without your prior written consent: (i) a material diminution of your position, duties and responsibilities; (ii) the Company requires you to relocate your principal office location more than fifty (50) miles from your current office location and such relocation materially increases your commuting distance (provided that, after January 1, 2015, the Company has the discretion to provide you with reasonable prior written notice requiring you to relocate your principal office location on or after June 30, 2015 to the Company’s office in Saratoga (or to another San Francisco Bay Area office location) and such relocation will not provide grounds for Good Reason termination); (iii) a reduction in your annualized base salary; or (iv) a material breach by the Company of any fully executed written agreement entered into between you and the Company or an Affiliate, including this Agreement. Before terminating your employment for Good Reason under clauses (i), (ii), (iii) or (iv) hereof, you shall give the Company written notice of your intent to terminate for Good Reason and the basis therefor (which written notice must be provided within sixty (60) days after the first occurrence of such event giving rise to Good Reason), and the Company shall have thirty (30) days to cure such ground for Good Reason (the “Company Cure Period”). After the expiration of the Company Cure Period, you shall provide the Company with an additional notice in writing as to whether the Company has cured such ground for termination for Good Reason and, if the ground for Good Reason termination has not been reasonably cured, your resignation from all positions you then hold with the Company (including any subsidiary or parent entities) must be effective not later than thirty (30) days after the expiration of the Company Cure Period.

c.	Annual Review. Your base salary will be reviewed each calendar year as part of the Company’s normal salary review process, and may be modified within the Company’s discretion as a result of any such annual review.

d.	Participation in Equity Incentive Plans. You shall be eligible to be considered for periodic grants of equity incentive awards pursuant to the terms and conditions of the controlling equity incentive plans for the Company and its employees, if any, as in effect during the period of your employment and shall be considered for awards under any such plans as and when such grants are considered generally for other peer executives of the Company. Without limiting the generality of the foregoing, you shall be eligible to be considered for periodic grants of equity incentive awards pursuant to the Company’s 2008 Equity Incentive Plan made during 2014, if and when such grants are considered generally for other peer executives of the Company. Any decision to grant you such equity incentive awards and the amount thereof shall be determined in the sole and absolute discretion of the Board, or the administrators of such equity incentive plans, as applicable.

e.	Participation in Other Incentive and/or Retention Plans. You shall be eligible to participate in such other incentive and/or retention plans for the Company and its employees, if any, subject to the terms and conditions of such plans, as in effect from time to time during the period of your employment and shall be considered for awards under any such plans as and when such awards are considered generally for other peer executives of the Company. Without limiting the generality of the foregoing such other plans could include, annual bonus, long-term incentive, change in control or severance plans, if any, as in effect from time to time during the period of your employment. Any decision to grant you any such awards and the amounts thereof shall be determined in the sole and absolute discretion of the Company, or the administrators of such incentive plans, as applicable.

f.	Conflict of Interests. During your employment, you shall devote your full business efforts and time to Roku. Roku agrees that you may serve on the boards of directors of other companies that are approved in advance by Roku’s Board of Directors, and/or on the boards of charitable or community organizations. Your outside business activities must not interfere with your employment with the Company, must not be on behalf of competitors, and must not present a conflict of interest with the Company or its interests.

3.	Benefits. Paid Time Off and Expense Reimbursement.

a.	Benefits. Subject to the terms, conditions and limitations of the Company’s benefit plans, you will be eligible to participate in and shall receive benefits under the Company’s welfare benefit plans, policies and programs to the extent applicable generally to other peer executives of the Company. Such benefits currently consist of 401(k) Plan, medical, dental, life and disability insurance coverage. In the event that the Company requires you to relocate your principal office location to the San Francisco Bay Area, you shall be entitled to reimbursement of your reasonable out-of-pocket relocation expenses.

b.	Paid Time Off. You will be subject to the Company’s Time Off and Leave of Absence Policy, a copy of which will be provided to you prior to or on your employment start date.

c.	Expense Reimbursement. Roku will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies. In light of your position, your reimbursable business expenses hereunder would be expected to include professional licensing fees, the costs of membership in professional organizations, and the costs of participation in continuing legal education programs.

The Company retains the discretion to modify its benefit plans, practices, policies and programs at any time.

4.	Employee Proprietary Information and Inventions Agreement; Protection of Third Party Information. As an employee of the Company, you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign and comply with the Company’s standard “Employee Proprietary Information and Inventions Agreement” as a condition of your employment. The Employee Proprietary Information and Inventions Agreement is enclosed with this Agreement. In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you in the course of your employment. By signing this Agreement, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. In addition, you hereby represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

5.	At-Will Employment. Your employment with the Company is “at will.” You may terminate your employment at any time simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

6.	Severance Benefits. In the event that your employment with the Company is terminated by the Company without Cause (as defined in paragraph 2.b above), or you terminate your employment with the Company for Good Reason (as defined in paragraph 2.b above), then the Company shall provide you with the severance benefits set forth in this paragraph 6 (the “Severance Benefits”), subject to your signing, dating, and returning to the Company (on or within forty-five (45) days following the effective date of your termination), and not subsequently revoking, a general release of all known and unknown claims (excluding the Severance Benefits set forth in this paragraph 6) in a form reasonably acceptable to the Company (which release of claims may be incorporated into a separation agreement). No Severance Benefits will be provided prior to the effective date of the release of claims. The Severance Benefits are as follows:

a.	Severance Payments. You shall receive severance pay in the form of salary continuation of your regular base salary in effect at the time of the termination of your employment (excluding any reduction in such base salary that provided the basis for Good Reason, if applicable), and the Company shall provide such severance pay (pursuant to the Company’s regular payroll policy, and subject to applicable payroll deductions and tax withholdings) during the nine (9) month period immediately following the date on which your employment with the Company terminates (the “Severance Payments”); provided, however, that, if you commence new full-time employment (or a full-time consulting engagement) within such nine (9) month period, the Severance Payments shall cease on the later of (i) the date six (6) months after your employment with the Company terminates or (ii) the date you commence new full-time employment or full-time consulting. You agree to provide prompt written notice to the Company if you obtain full-time employment or serve as a consultant on a full-time basis within the nine-month period after your termination date.

b.	Company-Paid COBRA Premiums. Provided that you timely elect continued group health insurance coverage pursuant to federal COBRA laws or comparable state insurance laws (“COBRA”), the Company will pay or reimburse you for premium payment amounts for such COBRA coverage (including the cost of dependent coverage, if applicable) for nine (9) months following the termination of your employment provided that you remain eligible for COBRA coverage, and provided further, that the

Company’s payment or reimbursement will cease earlier if you become eligible for group health insurance coverage through a new employer (such time period to be the “COBRA Reimbursement Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its reimbursement of your COBRA premiums could result in a violation of applicable law or application of any penalties (including, without limitation, under Section 105(h)(2) of the Internal Revenue Code, as amended (the “Code”) and Section 2716 of the Public Health Service Act), then in lieu of paying or reimbursing your COBRA premiums, the Company will pay you on the last day of each remaining month of the COBRA Reimbursement Period a cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.

The Severance Benefits set forth in this paragraph 6 shall be the sole severance benefits you will receive, except that, in the event that you are eligible to receive, and are receiving, greater severance pay and benefits continuation under a Company plan, then you shall receive such greater severance pay and benefits instead, and the Severance Benefits in this Agreement shall not apply.

7.	IRS Code Section 409A. All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under Section 409A of the Code, then the following shall apply: (a) such benefits will not commence in connection with your termination of employment unless such termination also qualifies as a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1 (h) (without regard to any permissible alternative definition thereunder) (“Separation from Service”); and (b) if you are a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your Separation from Service, then the payment of any such benefits shall be delayed until the earlier of (i) the date that is six (6) months and one (1) day after the date of your Separation from Service, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the benefit payments that otherwise would have been paid to you on or before the Delayed Payment Date, and (B) continue the benefit payments in accordance with any applicable payment schedules set forth for the balance of the period specified in this Agreement. COBRA premiums paid hereunder are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-l(b)(9)(v)(B). In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the forty-five-day period during which you are required to execute (and not revoke) the release of claims discussed in paragraph 6 spans two calendar years, your Severance Benefits shall commence to be paid in installments on the first regularly scheduled payroll date that occurs in the second calendar year.

8.	Background Investigations and Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. The Company will complete any such background investigation and/or reference check prior to December 1, 2013.

9.	Entire Agreement. This Agreement, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company. For purposes of clarity, the Company shall be entitled to terminate or change the terms and conditions of your employment, subject to the provisions of this Agreement. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

To indicate your acceptance of our offer, please sign and date this Agreement in the space provided below, and sign and date the enclosed Employee Proprietary Information and Inventions Agreement, and return both fully signed documents to me no later than the close of business on November 22, 2013. The Company’s offer will expire if we do not receive these fully signed documents within the aforementioned timeframe.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours,

/s/ Anthony Wood
Anthony Wood
Chief Executive Officer
ROKU, INC.

Enclosure: Employee Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

Stephen H. Kay

/s/ Stephen H. Kay
Signature

November 16, 2013
Date

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